Exhibit 10.2

699 Eighth Street
San Francisco
California 94103 company.zynga.com

April 23, 2015

David Lee

Re:	Retention Agreement

Dear David:

Your services and loyalty to Zynga Inc. (“us” or “we” or the “Company”) are very important to us. We are therefore pleased to inform you that, pursuant to the terms of this letter, you will be eligible to receive certain payments and benefits in the event your employment is terminated as set forth in this letter. Capitalized terms that are used but not defined herein will have the meanings ascribed to such terms in your offer letter with the Company dated April 5, 2014 (“Offer Letter”).

1. Termination Benefit. In the event your employment is terminated (i) by the Company without Cause or (ii) by you for Good Reason, as those terms are defined below, you will be entitled to receive the following benefits following the termination of your employment: (i) a lump sum payment equal to six months of your annual base salary and target annual bonus, (ii) an additional six months’ vesting of your compensatory equity awards that are outstanding as of immediately prior to your termination, including, without limitation, stock options and restricted stock units, and (iii) you will not be required to repay the Company any portion of the Sign-On Bonus (collectively, the “Retention Benefits”), provided that to receive the Retention Benefits, you must timely execute, and not revoke, a general waiver and release in substantially the form attached as Exhibit B or C (as applicable) to the Company’s Change in Control Severance Benefit Plan (the “CIC Plan”) within the 60-day period commencing on the date of your termination of employment, and such release must become effective and irrevocable, prior to the expiration of such 60-day period. You will receive the Retention Benefits upon the release becoming irrevocable, provided, however, that if such 60-day period commencing on the date of your termination of employment spans two taxable years, then the Retention Benefits will be paid on the later of the date on which the release becomes irrevocable or the first day of the second taxable year. It is understood and agreed that any restricted stock units that are subject to acceleration under the terms of the Retention Benefits will be subject to a sell-to-cover transaction to cover the minimal tax withholdings required.

2. No Right of Employment. Neither this letter nor your Offer Letter, nor any modification thereof, nor the payment of any benefits shall be construed as giving you, or any person whomsoever, the right to be retained in the service of the Company or its subsidiaries. As set forth in your Offer Letter, your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.

3. Section 409A. It is intended that any payments or benefits provided under this letter that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible. Notwithstanding any provision to the contrary in this letter, to the extent required to avoid accelerated taxation or tax penalties under Section 409A , you will not be considered to have terminated employment for purposes of this letter and no payments shall be due to you under this letter that are payable upon your termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A . In addition, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and to the extent payments due to you upon a separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six month period measured from the date of your separation from service with the Company, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, without interest.

4. Entire Agreement; Offer Letter Remains in Effect. This letter sets forth the entire understanding of the Company and you regarding the matters described herein, and this letter supersedes all prior understandings or agreements, written or oral, regarding the subject matter hereof. Notwithstanding any provision to the contrary in this letter, your Offer Letter remains in full force and effect except as modified herein, provided that in the event you would be eligible to receive benefits for a Qualifying Termination under the CIC Plan or for “Good Reason” under this Retention Agreement, you will be entitled to receive the greater of the payments and benefits provided under either (i) the CIC Plan or (ii) this Retention Agreement, but in no event both.

5. Definitions. For the purposes of this letter agreement, the term “Cause” means (i) any willful, material violation by you of any law or regulation applicable to the business of the Company, your conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud; (ii) your commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company; (iii) any material breach by you of any provision of any agreement or understanding between the Company and you regarding the terms of your service to the Company, including without limitation, the willful and continued failure or refusal to perform the material duties required an employee or officer of the Company, other than as a result of having a disability that prevents you from performing the material duties required of a person holding your position with the Company for a period of at least 120 days, or a breach by you of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company; (iv) your disregard of the policies of the Company so as to cause loss, damage, or injury to the property, reputation, or employees of the Company; or (v) any other misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company. For the purposes of this letter agreement, the term “Good Reason” means the voluntary termination of your employment with the Company by you following any of the following events or actions: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your employment role in the Company as in effect immediately prior to the date of such actions; (ii) a greater than 10% aggregate reduction by the Company in your annual base salary (that is, a material reduction in base compensation), as in effect immediately prior to the date of such actions; (iii) a non-temporary relocation of your business office to a location that increases your one way commute by more than 35 miles from the primary location at which you perform duties as of immediately prior to the date of such action; or (iv) a business relationship with the then current Chief Executive Officer of the Company, which as reasonably determined by you, is not a constructive working relationship. The occurrence of any of the above events or actions will not give you grounds to voluntarily terminate employment as Good Reason unless you give the Company reasonable written notice that you intend to terminate for Good Reason.

6. Counterparts. This letter may be signed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

We are pleased to be able to provide you with this retention incentive and look forward to your continued employment with the Company. If you accept the terms and conditions of this letter, please sign one of the two enclosed copies and return it to the undersigned.

Yours sincerely,

/s/ Mark Pincus
Name:	Mark Pincus
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Signature:	/s/ David Lee	Date:	April 23, 2015

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